Verisign’s Statement Regarding Impact of AdSense Changes on its Domain Name Base

RESTON, VA - October 24, 2025 - A small New York City research firm called “DeMatteo Research” sponsored a short seller’s faulty and incorrect analysis of the impact of recent AdSense changes on Verisign’s domain name business. Based on this incorrect analysis by a presenter who was introduced as being “short Verisign”, the presenter made unsubstantiated and unwarranted conclusions that the impact on our business would be “severe.” This is false. We stated on our earnings call yesterday that any possible impact is very likely to be “minimal” and immaterial.
The “short Verisign” presenter conflated domain names that are parked with those that are registered to collect advertising revenue from Google AdSense for Domains. Domain names that appear to be “parked” are primarily configured that way for three reasons: the registrant has not setup a website and the registrar displays a temporary holding page on their behalf, the registrant intends to resell the domain name at a premium to another registrant or the registrant is attempting to monetize the traffic on the domain name with advertising. Only the third category is likely to be impacted by the changes to the AdSense product, and this category contains less than 2% of our domain name base, by a careful analysis of our own data. This is hardly an amount that would have a “severe” impact if not renewed. As noted in our call yesterday, this small cohort of domain names has been shrinking since at least 2011 and does not represent a significant portion of our business.
Moreover, we have no reason to believe all domain names in this small cohort will not be renewed. Some registrants have already found profitable alternatives to AdSense, including a recently announced option offered by Google, and we expect that others in this cohort will as well.